List of Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
NexPoint Diversified Real Estate Trust OP GP, LLC	Delaware
NexPoint Diversified Real Estate Trust Operating Partnership, L.P.	Delaware
NexPoint Dominion Land, LLC	Delaware
NexPoint Real Estate Capital, LLC	Delaware
NexPoint Real Estate Opportunities, LLC	Delaware
NHF TRS, LLC	Delaware
CP Tower Owner, LLC	Delaware
NexPoint Hospitality Trust	Canada
NHT Operating Partnership, LLC	Delaware
NHT Intermediary, LLC	Delaware
NHT Holdings, LLC	Delaware
NHT Operating Partnership, LLC	Delaware